Exhibit 99.1

2 February 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

COMPLETION1 ON PURCHASE OF £503.0 MILLION UK MIXED USE PORTFOLIO FROM RECEIVERS
ON BEHALF OF AVIVA

Further to the announcement on 22 December 2014, Kennedy Wilson Europe Real Estate Plc, an LSE listed property company (LSE: KWE) that invests in direct real estate and real estate loans in Europe, is pleased to announce the completion1 of its acquisition of the £503.0 million Aviva portfolio of 180 mixed use properties located across the UK, along with associated vendor financing from Aviva Commercial Real Estate Finance (“Aviva”).
The acquisition is being funded from the Company’s cash resources and a new £352.3 million secured loan facility with Aviva. The purchase price reflects a net initial yield of 6.9% (gross yield 7.2%).
The portfolio delivers c. 3.5 million sq ft of space, is 98% occupied with a WAULT of 9.6 years (11.1 years to expiry) and generates total net rental income of £36.1 million. The portfolio is predominately located in England, with 54% (by value) weighted towards London and the South East and 5% weighted towards Scotland and Wales. The primary sector use (by value) is retail, food and convenience, comprising 62% of the portfolio with leisure, industrial, office and hotels making up the balance.
Simultaneous with the acquisition, a senior debt facility has been agreed for £352.3 million, reflecting an LTV on the portfolio of 70%. The loan has been split into three-year floating-rate (33%), five-year fixed-rate (20%) and eight-year fixed-rate (47%) tranches with a current weighted average margin of 207bps and all-in cost of 296bps. The facility provides KWE the flexibility to substitute properties over the life of the loans.
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“The completion of this significant acquisition along with attractive and flexible vendor financing materially increases KWE’s stabilised cash flow, reduces the Group’s borrowing costs and extends the term to maturity. With a large number of asset management angles across the portfolio we look forward to employing our extensive real estate expertise to grow income and generate future value.
“We continue to make good progress in deploying the capital raised in October from the secondary offering and will provide a complete update in the announcement of our Full Year results scheduled for the end of February.”
Including this acquisition, the KWE investment portfolio has grown to £1,948.5 million2, generating net rental income of £130.1 million, and a net initial yield of 6.5% (gross yield 6.7%). The portfolio geographic split is 72% UK and 28% Ireland with an asset mix of 89% direct real estate and 11% loans. The main sector splits are 40% office, 27% retail and 8% industrial.

The Group has approximately £1,143.9 million of total debt financing of which £910.4 million is fully drawn. The weighted average cost of debt is 2.8%, the term to maturity increases to 5.4 years and the Group LTV increases to 32.6%3.

1.	Completion of 163 properties with a value of £443.6 million and delayed conditional completion of 17 properties with a value of £59.4 million.

2.
Calculated as value of investment properties and loans secured by real estate, excluding developments; based on valuation by external valuers, CBRE, as at 31 August 2014 and net purchase price of acquisitions made after this date.

3.	LTV calculated as net debt over investment value (value of investment properties and loans secured by real estate)
CBRE advised KWE and JLL advised Aviva.
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Richard Sunderland/ Nick Taylor/ Dido Laurimore +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is a listed property company that floated on the Premium Segment of the London Stock Exchange (LSE: KWE) in February 2014 to invest in real estate and real estate loans across Europe. The Company's primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company continues to pursue a pan-European investment strategy and has acquired a significant portfolio of £2 billion invested across a variety of subsectors with the majority weighted towards office and retail. The portfolio is currently located across the UK and Ireland, and weighted towards London, the South East and Dublin. The Company is externally managed by Kennedy Wilson through a wholly-owned subsidiary acting as investment manager. It benefits from a 70+ strong team of real estate and real estate debt professionals operating from offices in London, Dublin, Madrid and Jersey. The Company is regulated by the Jersey Financial Services Commission. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com

Forward Looking Statements
This announcement may contain certain forward-looking statements with respect to Kennedy Wilson Europe Real Estate Plc (the "Company") and its subsidiaries (together, the "Group"), and the Group's financial condition, results of operations, business, future plans and strategies, anticipated events or trends, and similar matters, that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of operations, performance or achievements of the Group or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as at the date of this announcement. The Company undertakes no obligation to release publicly any revisions or updates to these forward-looking statements to reflect future events, circumstances, unanticipated events, new information or otherwise except as required by law or any appropriate regulatory authority.